Exhibit 10.41

RESIGNATION AND RELEASE AGREEMENT

This Resignation and Release Agreement (the “Agreement”) is made between Colin Stewart (“Executive”) and Amarin Corporation plc (the “Company,” together with Executive, the “Parties”).

WHEREAS, the Parties entered into a letter agreement dated August 16, 2010 (the “Offer Letter”);

WHEREAS, Executive resigned from his employment effective November 10, 2010 for personal reasons (the “Resignation Date”);

WHEREAS, the Parties have agreed to enter into an amicable arrangement relating to the resignation of Executive’s employment that among other things, provides Executive with certain severance payments and benefits in exchange for Executive’s release of all claims against the Company and related persons and entities including, without limitation, with respect to any claim for severance pay or benefits pursuant to the Offer Letter or otherwise;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Resignation from Officer and Director Positions. Executive hereby resigns from the positions of President and Chief Executive Officer of the Company as well as from any other officer or director positions that Executive holds with the Company or any entities affiliated with the Company, including without limitation Amarin Pharma, Inc. and any other subsidiary of the Company, effective on the Resignation Date. Executive hereby agrees to sign any other documents that the Company may reasonably request in order to effectuate such resignation(s).

2. Non-Contingent Accrued Obligations. The Company shall pay the Executive’s salary plus his accrued but unused vacation earned through the Resignation Date. The Company will also reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Resignation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy on or before November 30, 2010. With respect to any employee benefits, Executive will be treated as a terminated employee effective on the Resignation Date.

3. Severance Payments. Provided Executive enters into and complies with this Agreement, the Company shall provide Executive with severance payments in the form of (i) salary continuation at Executive’s final base salary (annualized salary rate of $450,000) for twelve months from the Resignation Date, such payments to commence on the Company’s next regular payroll date following the Effective Date as defined below; and (ii) continuation of group plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the Resignation Date, until the earlier of (a) twelve months from the Resignation Date, or (b) the date the Executive becomes re-employed or otherwise ineligible for COBRA. The Parties acknowledge and agree that the severance payments set forth in this Section 3 are the exclusive payments, benefits and rights to

Executive in connection with the ending of Executive’s employment and that Executive is not entitled to any other severance payments or equity rights of any kind pursuant to the Offer Letter or otherwise.

4. General Release. Executive irrevocably and unconditionally releases and forever discharges the Company, and all of their affiliated and related entities, and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Offer Letter including Claims for breach of express or implied contract; fraudulent inducement, wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Connecticut Fair Employment Practices Act, Conn. Gen. Stat., Title 46a, Ch. 814c, Sec. 46a-51 et seq., all as amended; all claims arising under any and all other similar federal, state and local statutes, all as amended; and all common law claims including, but not limited to, actions in tort, defamation, retaliation and breach of contract, all claims to any non-vested ownership interest in the Company (contractual or otherwise), including but not limited to claims to stock or stock options, and any other claims or damages arising under any other common law theory or any federal, state or local ordinance not expressly referenced above.

5. Equity. The Parties acknowledge and agree that that the Executive was granted options to purchase a portion of the Company’s Ordinary Shares (“Stock Options”) and such Stock Options are governed by the applicable stock option plans and incentive stock option agreements (collectively “Equity Documents”) which provide, among other things, that no options vested on or prior to the Resignation Date and, therefore, lapsed and are of no further effect. Executive further acknowledges and agrees that Executive has no enhanced equity rights in connection with the ending of his employment and that, aside from the Stock Options, he has no further equity interests in the Company.

6. Return of Property. Executive commits to returning to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all such property, Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any computer or other device that remains Executive’s property after the Resignation Date.

7. Nondisparagement; Public Announcement. Executive agrees not to disparage the Company or any of its officers, directors or employees or any of its products or services. Executive hereby consents to the form of public announcement concerning Executive’s resignation from the Company in substantially the form attached hereto as Appendix A and will not make any written or oral statements that are inconsistent with this announcement.

8. Advice of Counsel. This Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that Executive is voluntarily entering into this Agreement.

9. Effective Date. To accept this Agreement, Executive must return a signed original of this Agreement so that it is received by Joseph Zakrzewski, Executive Chairman. This Agreement shall become effective upon execution by the Parties (the “Effective Date”).

10. Enforceability. Executive acknowledges that, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

Entire Agreement. This Agreement along with the Equity Documents and the Confidentiality Agreement Executive entered into with the Company as a condition of being considered for the President and CEO position, and the Deed of Indemnity dated August 16, 2010 and the Employee Confidentiality and Assignment Agreement Executive agreed to enter into as part of the Offer Letter, the terms of which continue to be in full force and effect and are incorporated by reference into this Agreement, constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Offer Letter.

11. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

13. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of Connecticut without regard to conflict of law principles. Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Connecticut in connection with any dispute or any claim related to this Agreement. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

[REMAINDER INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

AMARIN CORPORATION PLC

By:	/s/ Joseph Zakrzewski	11/9/2010
	Joseph Zakrzewski	Date
Executive Chairman

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ Colin Stewart	11/9/2010
Colin Stewart	Date

APPENDIX A

Amarin Corporation plc announces that its President and Chief Executive Officer, Colin Stewart, has resigned effective November 10, 2010 to address personal matters.